UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Soliciting Material under §240.14a-12

American Capital, Ltd.
(Name of Registrant as Specified In Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 16, 2015, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), issued the following press release:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Announces Stake in American Capital

Opposes Plan to Spin out BDC Assets

Launches website www.BetterACAS.com

Introduces Five-Step Plan to Improve Value at ACAS

NEW YORK (November 16, 2015) — Elliott Management Corporation (“Elliott”), which manages funds that hold an approximately 8.4% interest in American Capital, Ltd. (NASDAQ: ACAS) (the “Company” or “ACAS”), today filed a presentation with the SEC urging ACAS stockholders to vote AGAINST the Company’s spin-off proposal (the “Proposal”). Elliott has also created a website, www.BetterACAS.com, where ACAS stockholders and other interested parties can view the presentation and other materials regarding the Proposal’s details and implications. In conjunction with this filing, Elliott sent the following letter to the Board of American Capital:

November 16, 2015

The Board of Directors American Capital
2 Bethesda Metro Center 14th Floor
Bethesda, MD 2081

Attention: Malon Wilkus, Chairman and Chief Executive Officer

Dear Members of the Board of Directors:

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) hold an approximately 8.4% interest in American Capital, Ltd. (the “Company” or “ACAS”), making us one of the Company’s largest stockholders.  Elliott is a multi-strategy investment firm founded in 1977 with more than $27 billion in assets under management, focused on employing detailed research to address complex investment situations.

We are convinced that the Company’s plan to spin out BDC assets into a new business development company and create a stand-alone, external asset manager will put valuable assets at risk, serve to entrench management and significantly limit options for future stockholder value creation.  This morning Elliott is filing a preliminary proxy statement and intends to urge fellow stockholders to join us in voting “AGAINST” the Board’s proposals.

The Board’s proposal comes after years of value destruction, as ACAS shares have traded at a median price to net asset value of 71% since the beginning of 2011, compared to 115% for comparable BDCs.(1)  We believe the source of this underperformance is:

(1)         January 1, 2011 to November 13, 2015.  BDCs with market capitalization greater than $750 million. Externally Managed BDCs: Ares Capital Corporation (ARCC), Prospect Capital Corporation (PSEC), FS Investment Corporation (FSIC), Apollo Investment Corporation (AINV), TPG Specialty Lending (TSLX), Fifth Street Finance (FSC), New Mountain Finance (NMFC) and Golub Capital (GBDC); Internally Managed BDCs include: Main Street Capital (MAIN) and Hercules Technology Growth Capital (HTGC).

•                  Ineffective management drives low valuation.  Median analyst price targets for ACAS point to a 10% discount to NAV, compared to a 48% and 7% premium for comparable internally managed BDC’s and externally managed BDC’s, respectively.

•                  Poor capital deployment. ACAS has continued to deploy capital into highly illiquid and risky assets instead of generating riskless accretion through share repurchases.

•                  Directors lack qualifications to oversee management.  With an average Board tenure of 15 years and limited professional investment experience, the Board lacks the relevant expertise to govern the behavior of the investment team and hold management accountable.

•                  Compensation that rewards failure. ACAS has consistently paid excessive compensation for poor performance, as evidenced by the Company receiving “F” grades in Glass Lewis’ pay-for-performance model for each of the last four years (and no better than a “D” since 2008).

•                  Excessive overhead. ACAS’ compensation expense ratio is one of the highest compared to publicly traded alternative asset managers.

Management’s spin-off plan exacerbates these issues, by further entrenching an ineffective management team, establishing a sub-scale investment management platform with questionable ability to deliver stockholder returns and permanently squandering the Company’s opportunity to fully optimize ACAS’ existing platform and realize meaningful upside.

Over the past several months, Elliott has devoted substantial resources to examining the Company, its portfolio and its spin-out plan.  We believe ACAS’s share price could be worth in excess of $23.

Today, we are proposing a five-step plan to increase stockholder value:

1)             Withdraw the Spin-Out Proposal.  The proposal is self-serving for management and the board and limits stockholder rights and potential value realization.

2)             Strengthen the Board.  Add highly qualified independent Board members with relevant experience and fresh perspectives to challenge management and hold them accountable.

3)             Review Portfolio and Capital Allocation.  Engage advisors to conduct a comprehensive review of the ACAS portfolio and capital allocation policies, while strategically monetizing ACAS’ broadly syndicated loan portfolio and expanding targets for share repurchases.

4)             Cut Overhead.   Engage in a systemic cost cutting initiative with a commitment to reduce costs by $50-75 million per year.

5)             Engage in a Meaningful Strategic Review.  Establish a Strategic Review Committee lead by new directors, and advised by qualified independent outside counsel and bankers, to explore all available options to maximize stockholder value.

As a substantial stockholder, Elliott believes in the potential value of ACAS and is committed to helping the Company realize full value for stockholders.

Together with our proxy filing, today Elliott is making available online a presentation that explains our views in greater detail and provides supporting data for the statements made in this letter.  Those materials will be available on our website, www.BetterACAS.com.  We urge all stockholders to review those materials.

Very truly yours,

Jesse Cohn	Patrick Frayne
Senior Portfolio Manager	Portfolio Manager

###

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) intend to make a filing with the Securities and Exchange Commission of a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the Special Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “Special Meeting”) of American Capital, Ltd. (the “Company”). Information relating to the participants in such proxy solicitation is available in a preliminary proxy statement filed by Elliott with the Securities and Exchange Commission on November 16, 2015 and in any amendments to that preliminary proxy statement. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the Special Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology.  Similarly, statements that describe our objectives, plans or goals are forward-looking.  Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially.  Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

About Elliott

Elliott has greater than $27 billion of assets under management. Founded in 1977, Elliott is one of the oldest private investment funds of its kind under continuous management. The Elliott funds’ investors include pension funds, private endowments, charitable foundations, family offices and employees of the firm.